UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 13, 2022

COGENT BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38443	46-5308248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Cambridge Park Drive, Suite 2500 Cambridge, Massachusetts		02140
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 945-5576

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value	COGT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Explanatory Note

This Amendment No. 1 to the Form 8-K initially filed by Cogent Biosciences, Inc. (the “Company”) on June 15, 2022 (the “Original 8-K”) is being filed to report that the Company issued a press release announcing the closing of its previously announced common stock offering and to correct certain typographical errors.

Item 1.01	Entry into a Material Definitive Agreement

On June 13, 2022, the Company entered into an underwriting agreement (“Underwriting Agreement”) with Jefferies LLC, Piper Sandler & Co. and Guggenheim Securities, LLC, as the representatives of the underwriters named therein (the “Underwriters”), to issue and sell 15,169,698 shares of the Company’s common stock at a public offering price of $8.25 per share and, in lieu of common stock, certain investors were issued pre-funded warrants to purchase an aggregate of 3,030,302 shares of the Company’s common stock at a price of $8.24 (the “Pre-Funded Warrants”), which represents the per share public offering price for the common stock less the $0.01 per share exercise price for each Pre-Funded Warrant (the “Offering”).

The Pre-Funded Warrants will be exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.

In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 2,730,000 shares of its common stock on the same terms and conditions (the “Option”), and such Option has been exercised in full by the Underwriters.

The gross proceeds from the offering, including proceeds from the exercise in full by the Underwriters of their option to purchase additional shares, are expected to be approximately $172.6 million before deducting customary underwriting discounts and offering expenses.

The securities described above are offered pursuant to a shelf registration statement (File No. 333-264773), which became effective on May 24, 2022. A final prospectus supplement dated June 13, 2022 relating to and describing the terms of the offering was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 15, 2022.

In the Underwriting Agreement, the Company agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that the underwriters may be required to make because of such liabilities.

A copy of the Underwriting Agreement and the form of Pre-Funded Warrant are filed as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Underwriting Agreement and the Pre-Funded Warrant does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the issuance and sale of the shares of the common stock and the Pre-Funded Warrants in the Offering is filed herewith as Exhibit 5.1.

Item 8.01	Other Events.

On June 16, 2022, the Company issued a press release announcing that it had closed the Offering. A copy of the press release issued by the Company in connection with the Offering is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Cogent Biosciences, Inc. Underwriting Agreement

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

99.1	Press Release of Cogent Biosciences, Inc.

104	The cover page from the Company’s Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2022	COGENT BIOSCIENCES, INC.

	By:	/s/ Evan Kearns
Evan Kearns
Chief Legal Officer